Exhibit 4.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of August 11, 2023, is entered into by and among VinFast Auto Ltd. (Company Registration No. 201501874G), a Singapore public company limited by shares (the “Company”), Black Spade Acquisition Co, a Cayman Islands exempted company (“BSAQ”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated as of July 15, 2021, by and between BSAQ and the Warrant Agent, a copy of which is attached hereto as Annex A. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, as of the date hereof and pursuant to the Existing Warrant Agreement, BSAQ issued (a) 8,449,989 Public Warrants, and (b) 6,380,000 Private Placement Warrants to Sponsor;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreements;

WHEREAS, the Company, Nuevo Tech Limited, a Cayman Islands exempted company with limited liability and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and BSAQ entered into the Business Combination Agreement on May 12, 2023, (as amended by the First Amendment to Business Combination Agreement, dated as of June 14, 2023, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into BSAQ (the “Merger”), with BSAQ surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement, including the Merger, will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement and Section 3.06 of the Business Combination Agreement, the Warrants will no longer be exercisable for Class A ordinary shares of BSAQ, par value $0.0001 per share, but instead exchanged for a warrant to subscribe for one Company ordinary share (“Company Warrant”) and the Company Warrants will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for ordinary shares in the capital of the Company (the “Company ordinary shares”);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, BSAQ desires to assign to the Company, and the Company desires to assume, all of BSAQ’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, Section 9.8(ii) of the Existing Warrant Agreement provides that all parties to the Existing Warrant Agreement may amend the Existing Warrant Agreement without the consent of any Registered Holder to provide for the delivery of an Alternative Issuance (as defined in the Existing Warrant Agreement) pursuant to Section 4.4 of the Existing Warrant Agreement; and

WHEREAS, as a result of this Agreement, each Warrant will be exchanged for a warrant for one Company ordinary share pursuant to the terms and conditions of the Existing Warrant Agreement (as amended by this Agreement).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. As of and with effect on and from the effective time of the Merger (the “Merger Effective Time”), BSAQ hereby assigns to the Company all of BSAQ’s right, title and interest in and to the Existing Warrant Agreement; and the Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of BSAQ’s liabilities and obligations under the Existing Warrant Agreement arising on, from and after the Merger Effective Time. As a result of the preceding sentence, each Warrant outstanding immediately prior to the Merger Effective Time, which was exercisable for one Class A ordinary shares of BSAQ, will be exchanged for a warrant for one Company ordinary share pursuant to the terms and conditions of the Existing Warrant Agreement (as amended by this Agreement).

1.2. Consent. The Warrant Agent hereby consents to (a) the assignment of the Existing Warrant Agreement by BSAQ to the Company and the assumption of the Existing Warrant Agreement by the Company from BSAQ, in each case pursuant to Section 1.1, and (b) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Merger Effective Time.

2. Amendment of Existing Warrant Agreement. Effective as of the Merger Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 (a) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement and (b) are to provide for the Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Merger and the other transactions contemplated by the Business Combination Agreement).

2.1. References Change.

2.1.1. “Agreement” or “Warrant Agreement”. Each reference to “this Agreement,” “Warrant Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Existing Warrant Agreement (including all exhibits thereto) shall, from and after the effectiveness of this Agreement, refer to the Existing Warrant Agreement as amended by this Agreement. Notwithstanding the foregoing, references to the date of the Existing Warrant Agreement and references in the Existing Warrant Agreement to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to July 15, 2021.

2.1.2. “Business Combination”. All references to “Business Combination” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

2.1.3. “Company”. All references to the “Company” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to (a) prior to the Merger Effective Time, BSAQ, and (b) from and after the Merger Effective Time, the Company.

2.2. Other Amendments.

2.2.1. Company ordinary shares. All references to “Class A ordinary shares” in the Existing Warrant Agreement (including all exhibits thereto) are hereby deleted and replaced with “ordinary shares” and all such references shall be references to (a) prior to the Merger Effective Time, Class A ordinary shares of BSAQ, par value $0.0001 per share, and (b) from and after the Merger Effective Time, ordinary shares of the Company.

2.2.2. Physical Certificates. The reference to “Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or other principal officer of the Company.” in subsection 2.3.1 of the Existing Warrant Agreement is hereby deleted and replaced with “Physical certificates shall be signed by, or bear the facsimile signatures of, a Director and a second Director or the Secretary of the Company.”.

2.2.3. Constitution. The reference to “amended and restated memorandum and articles of association (as amended from time to time, the “Articles”)” in Section 3.2 of the existing Warrant Agreement is hereby deleted and replaced with “constitution (as amended from time to time, the “Constitution”)”, and all references to “Articles” in the existing Warrant Agreement is hereby deleted and replaced with “Constitution”.

2.2.4. SEC Filings. All references to “annual report on Form 10-K” and “current report on Form 8-K” in subsection 3.3.5 of the Existing Warrant Agreement are hereby deleted and replaced with “annual report on Form 20-F” and “current report on Form 6-K”, respectively. The reference to “quarterly report on Form 10-Q” in subsection 3.3.5 of the Existing Warrant Agreement is hereby deleted. The reference to “Current Report on Form 8-K” in Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with “current report on Form 6-K”.

2.2.5. Valid Issuance. The reference to “All Class A ordinary shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles shall be validly issued, fully paid and non-assessable” in subsection 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with “All ordinary shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Constitution shall be properly and validly issued and allotted and are fully paid or credited as fully paid”.

2.2.6. Share Splits. All references to “split-up” in subsection 4.1.1 of the Existing Warrant Agreement are hereby deleted and replaced with “share split”.

2.2.7. Rights Issue. All references to “rights offering” in subsection 4.1.1 of the Existing Warrant Agreement are hereby deleted and replaced with “rights issue”.

2.2.8. Aggregation of Shares. All references to “reverse share split” in Section 4.2 of the Existing Warrant Agreement are hereby deleted.

2.2.9. Par Value. The references to “or that solely affects the par value of such Class A ordinary shares)” and “In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.” in Section 4.4 of the Existing Warrant Agreement are hereby deleted.

2.2.10. No Adjustment. Section 4.9 of the Existing Warrant Agreement is hereby deleted.

2.2.11. Reservation of Class A Ordinary Shares. Section 7.3 of the Existing Warrant Agreement is hereby deleted.

2.2.12. Exclusions. The reference to “nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A ordinary shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A ordinary shares shall, when issued, be valid and fully paid and non-assessable” in subsection 8.4.3 is hereby deleted and replaced with “nor shall it by any act hereunder be deemed to make any representation or warranty as to the allotment and issuance of any ordinary shares pursuant to this Agreement or any Warrant or as to whether any ordinary shares shall, when issued, be properly and validly issued and allotted and is fully paid or credited as fully paid”.

2.2.13. Correction of Typographical Errors.

(a) Section 6.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Redemption of Warrants When the Price per Ordinary Share Equals or Exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price (as defined below) of $0.01 per Warrant, provided that the Reference Value (as defined below) has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and provided that there is an effective registration statement covering the Company ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).”

(b) Section 6.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or Section 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (i) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (ii) “Reference Value” shall mean the last reported sales price of the Company ordinary shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.”

2.2.14. Company’s Officers. The reference to “the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or Chairman of the Board of the Company” in subsection 8.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with “the Chairman of the Board or Chief Executive Officer”.

2.2.15. Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

VinFast Auto Ltd.

61 Robinson Road, #06-01, 61 Robinson Road, Singapore 068893

Attention:     The Chief Executive Officer;

                       David Thomas Mansfield

Email:         ceo@vinfastauto.com, ir@vinfastauto.com, vf.singapore.cfo@vinfastauto.com

With a copy to:

Latham & Watkins LLP

9 Raffles Place, #42-02 Republic Plaza, Singapore 048619

Attention: Sharon Lau

                  Stacey Wong

Email: Sharon.Lau@lw.com

            Stacey.Wong@lw.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department”

2.2.16. Exhibit B. Exhibit B (Form of Warrant Certificate) annexed to the Existing Warrant Agreement is hereby deleted and replaced with Exhibit A (Form of Warrant Certificate) annexed to this Agreement.

3. Miscellaneous Provisions.

3.1. Effectiveness of the Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and the immediate subsequent occurrence of the Closing (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, BSAQ or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4. Appointment of Agent for Service of Process. The Company will at all times have an authorized agent in the City of New York to receive on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding arising out of or relating to the Warrants, the Existing Warrant Agreement or this Agreement. Service of process upon such agent shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. The Company hereby appoints Cogency Global Inc. as its agent for such purpose, and covenants and agrees that all service of process in any suit, action or proceeding may be made upon it at the office of such agent at 122 East 42nd Street, 18th Floor, New York, NY 10168. Notwithstanding the foregoing, the Company may, with prior written notice to the Warrant Agent, terminate the appointment of Cogency Global Inc. and appoint another agent for the above purposes so that the Company shall at all times have an agent for the above purposes in the City of New York. The Company hereby agrees to take any and all action as may be necessary to maintain the designation and appointment of such agent in full force and effect until the sixth anniversary of the later of (a) the date on which the last outstanding Warrant is exercised and (b) the last occurring Expiration Date.

3.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.6. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VINFAST AUTO LTD

By:	/s/ Nguyen Thi Van Trinh
Name: Nguyen Thi Van Trinh
Title: Director

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLACK SPADE ACQUISITION CO

By:	/s/ Chi Wai Dennis Tam
Name: Chi Wai Dennis Tam
Title: Chairman and Co-Chief Executive Officer

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

VINFAST AUTO LTD.

(Company Registration No. 201501874G)

Incorporated Under the Laws of Singapore

CUSIP Y9390M 111

Warrant Certificate

This Warrant Certificate certifies that,                or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase ordinary shares in the capital of the Company (“Company ordinary shares”), of VinFast Auto Ltd. (Company Registration No. 201501874G), a public company limited by shares incorporated under the laws of Singapore (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to subscribe for and receive from the Company that number of fully paid Company ordinary shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid Company ordinary share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to subscribe for and receive a fractional interest in a Company ordinary share, the Company will, upon exercise, round down to the nearest whole number the number of Company ordinary shares to be issued to the Warrant holder. The number of Company ordinary shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Company ordinary share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

EXECUTED AND DELIVERED AS A DEED FOR AND ON BEHALF OF VINFAST AUTO LTD.

By:
Name:
Title:

IN THE PRESENCE OF:

Name:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

IN THE PRESENCE OF:

Name:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to subscribe for and receive Company ordinary shares and are issued or to be issued pursuant to the warrant agreement by and between Black Spade Acquisition Co (“BSAQ”) and the Warrant Agent (as defined below), dated July 15, 2021, as amended by the Assignment, Assumption and Amendment Agreement, dated as of August 11, 2023 (the “Warrant Agreement”), duly executed by and among the Company, BSAQ and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Company ordinary shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company ordinary shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Company ordinary shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to subscribe for and receive a fractional interest in a Company ordinary share, the Company shall, upon exercise, round down to the nearest whole number of Company ordinary shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to subscribe for and receive Company ordinary shares and herewith tenders payment for such Company ordinary shares to the order of VinFast Auto Ltd. (Company Registration No. 201501874G) (the “Company”) in the amount of $[        ] in accordance with the terms hereof. [The undersigned requests that a certificate for such Company ordinary shares be issued and registered in the name of [        ], whose address is [        ] and that such Company ordinary shares be delivered to [        ] whose address is [        ]. If said number of Company ordinary shares is less than all of the Company ordinary shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company ordinary shares be issued and registered in the name of [        ], whose address is [        ] and that such Warrant Certificate be delivered to [        ], whose address is [        ].

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to the Warrant Agreement, the number of Company ordinary shares that this Warrant is exercisable for shall be determined in accordance with the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company ordinary shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to subscribe for and receive Company ordinary shares. If said number of shares is less than all of the Company ordinary shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company ordinary shares be issued and registered in the name of [        ], whose address is [        ] and that such Warrant Certificate be delivered to [        ], whose address is [        ].

[Signature Page Follows]

Date:                 , 20

(Signature)

(Name)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

ANNEX A

EXISTING WARRANT AGREEMENT

WARRANT AGREEMENT

between

BLACK SPADE ACQUISITION CO

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS WARRANT AGREEMENT (this “Agreement”), dated as of July 15, 2021, is by and between Black Spade Acquisition Co, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, on July 15, 2021 the Company entered into that certain Sponsor Warrants Purchase Agreement with Black Spade Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 6,000,000 warrants (or up to 6,450,000 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and any closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit A hereto (together with any Working Capital Warrants (as defined below), the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Class A ordinary share (as defined below) at a price of $11.5 per share, subject to adjustment, terms and limitations as described herein;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $2,000,000 of such loans may be convertible into up to an additional 2,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (the “Working Capital Warrant”);

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities (the “Units”), each such Unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Class A ordinary shares”), and one-half of one redeemable warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), and, in connection therewith, has determined to issue and deliver up to 8,625,000 Public Warrants (including up to 1,125,000 Public Warrants subject to the Over-allotment Option) to public investors in the Offering. Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment, terms and limitations as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-257517 and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Class A ordinary shares included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall initially be issued in registered form only. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2. Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, such Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit B.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. Detachability of Warrants. The Class A ordinary shares and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Citigroup Global Markets Inc., but in no event shall the Class A ordinary shares and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds then received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (B) the Company issues a press release and files with the Commission a current report on Form 8-K announcing when such separate trading shall begin.

2.5. No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Class A ordinary share and one-half of one whole Public Warrant. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6. Private Placement Warrants.

2.6.1. Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below): (i) the Private Placement Warrants may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) the Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, (iii) the Private Placement Warrants shall not be redeemable by the Company and (iv) the Private Placement Warrants will be entitled to registration rights; provided, however, that in the case of (ii), the Private Placement Warrants and any Class A ordinary shares held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor;

(b) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(f) in the case of a transfer by the Sponsor, by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement, as amended from time to time, upon dissolution of the Sponsor;

(g) in the event of the Company’s liquidation prior to the Company’s completion of an initial Business Combination; and

(h) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and other Insiders (as defined therein).

3. Terms and Exercise of Warrants.

3.1. Warrant Price. Each whole Warrant (if in certificated form, when countersigned by the Warrant Agent), shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Class A ordinary shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which Class A ordinary shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating on the earliest to occur of: (x) 5:00 P.M., New York City time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association (as amended from time to time, the “Articles”), if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any of its Permitted Transferees, 5:00 P.M., New York City time, on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or any of its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 6.1 hereof), Section 6.2 hereof) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant held by the Sponsor or any of its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 6.1 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The term “outstanding” as used in this Agreement with respect to any securities shall mean securities that are issued and outstanding. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant (if in certificated form, when countersigned by the Warrant Agent) may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed (or, in the case of Warrants held through the Depositary in uncertificated or book-entry only form, through the applicable procedures of the Depositary), and by paying in full of the Warrant Price for each Class A ordinary share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Class A ordinary shares and the issuance of such Class A ordinary shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft or by wire transfer of immediately available funds to the Warrant Agent;

(b) [Reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or any of its Permitted Transferees, by surrendering the Warrants for that number of Class A ordinary shares equal to (i) in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(c)) over the exercise price of the Warrants by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the volume weighted average price of the Class A ordinary shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) on a cashless basis, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) on a cashless basis, as provided in Section 7.4 hereof.

3.3.2. Issuance of Class A Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Class A ordinary shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned

Warrant, as applicable, for the number of Class A ordinary shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Class A ordinary shares upon exercise of a Warrant unless the Class A ordinary shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Class A ordinary shares underlying such Unit. In no event will the Company be required to net cash settle any Warrant. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Class A ordinary shares, the Company shall round down to the nearest whole number, the number of Class A ordinary shares to be issued to such holder.

3.3.3. Valid Issuance. All Class A ordinary shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles shall be validly issued, fully paid and non-assessable.

3.3.4. Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Class A ordinary shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Class A ordinary shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Class A ordinary shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5. Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the Class A ordinary shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A ordinary shares beneficially owned by such person and its affiliates shall include the number of Class A ordinary shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A ordinary shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Class A ordinary shares, the holder may rely on the number of outstanding Class A ordinary shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (the “Transfer Agent”), setting forth the number of Class A ordinary shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A ordinary shares then outstanding. In any case, the number of outstanding Class A ordinary shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Class A ordinary shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1. Share Dividends.

4.1.1. Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares), and (ii) one (1) minus the quotient of (x) the price per Class A ordinary shares paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend the Articles (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Class A ordinary shares included in the Units if the Company does not complete its initial Business Combination within the required time period or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of the Class A ordinary shares included in the Units upon the failure of the Company to complete its initial Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Class A ordinary shares in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividends or cash distributions which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A ordinary shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Class A ordinary shares.

4.3. Adjustments in Exercise Price. Whenever the number of Class A ordinary shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A ordinary shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A ordinary shares so purchasable immediately thereafter. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares (as defined in the Prospectus) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination, and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and 18.00 per share redemption trigger prices described in Section 6.2 and Section 6.1 will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the higher of the Market Value and the Newly Issued Price.

4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing entity and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the Class A ordinary shares of the Company in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A ordinary shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Class A ordinary shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A ordinary shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A ordinary shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Articles or as a result of the repurchase of Class A ordinary shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Class A ordinary shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Class A ordinary shares shall be the volume weighted average price of the Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A ordinary shares consists exclusively of cash, the amount of such cash per Class A ordinary shares, and (ii) in all other cases, the volume weighted average price of the Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Class A ordinary shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Class A ordinary shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A ordinary shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6. No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Class A ordinary shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Class A ordinary share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to such holder.

4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Class A ordinary shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8. Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9. No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B ordinary shares (the “Class B ordinary shares”) into Class A ordinary shares or the conversion of the Class B ordinary shares into Class A ordinary shares, in each case, pursuant to the Articles.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or a physical certificate, each Book-Entry Warrant Certificate and physical certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant, except as part of the Units.

5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6. Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6.    Redemption.

6.1.    Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Class A ordinary shares reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (“Reference Price”) and provided that there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).

6.2.    Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Class A ordinary shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Class A ordinary shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361

Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. In the event of a Warrant Price adjustment pursuant to Section 4.3, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Warrant Price after such adjustment and the denominator of which is the Warrant Price immediately after such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the Warrant Price is adjusted pursuant to Section 4.4, the adjusted share prices set forth in the column headings of the table above shall be multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00. In no event will the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Class A ordinary shares per Warrant (subject to adjustment).

6.3. Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or Section 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4. Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5. Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or any of its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 shall not apply to the Private Placement Warrants if at the time of redemption such Private Placement Warrants continue to be held by the Sponsor or any of its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under Section 2.6), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or Section 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A ordinary shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Class A Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1. Registration of the Class A Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than thirty (30) Business Days after the closing of its initial Business Combination, it shall use its reasonable best efforts to file with the Commission a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company shall use its reasonable best efforts to cause the same to become effective within sixty (60) Business Days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the applicable Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A ordinary shares issuable upon exercise of the applicable Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the exercise price of the Warrants by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Class A ordinary shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2. Cashless Exercise at Company’s Option. If the Class A ordinary shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Public Warrants who exercises Public Warrants to exercise such Public Warrants on a “cashless basis,” it agrees to use its reasonable best efforts to register or qualify for sale the Class A ordinary shares issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by the Company of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A ordinary shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Class A ordinary shares.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A ordinary shares not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A ordinary shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A ordinary shares shall, when issued, be valid and fully paid and non-assessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A ordinary shares through the exercise of the Warrants.

8.6. Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Black Spade Acquisition Co

Suite 2902, 29/F The Centrium,

60 Wyndham Street, Central, Hong Kong

Attention: Dennis Tam

With a copy to:

Davis Polk & Wardwell LLP

18th Floor, The Hong Kong Club Building

3A Chater Road, Central, Hong Kong

Attention: James C. Lin, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department

9.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, (ii) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 and (iii) to make any amendments that are necessary in the good faith determination of the Company’s board of directors (taking into account then existing market precedents) to allow for the Warrants to be classified as equity in the Company’s financial statement; provided that this clause (iii) shall not allow any modification or amendment to this Agreement that would increase the Warrant Price or shorten the Exercise Period. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants and Private Placement Warrants; provided that, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, or make any amendment necessary in the good faith determination of the Company’s board of directors (taking into account then existing market precedents) to allow for the Warrants to be classified as equity in the Company’s financial statements (provided that such amendment shall not increase the Warrant Price or shorten the Exercise Period), in each case, without the consent of the Registered Holders.

9.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Legend

Exhibit B Form of Warrant Certificate

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLACK SPADE ACQUISITION CO

By:	/s/ Chi Wai Dennis Tam
Name:Chi Wai Dennis Tam
Title:Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Ana Gois
Name:Ana Gois
Title: Vice President

[Signature Page—Warrant Agreement]

EXHIBIT A

LEGEND

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG BLACK SPADE ACQUISITION CO (THE “COMPANY”), BLACK SPADE SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED HEREBY AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”

NO.                WARRANT

EXHIBIT B

[Form of Warrant Certificate]

[FACE]

Number

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

BLACK SPADE ACQUISITION CO

Incorporated Under the Laws of the Cayman Islands

CUSIP G11537 118

Warrant Certificate

This Warrant Certificate certifies that                , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value (“Class A ordinary shares”), of Black Spade Acquisition Co, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Class A ordinary shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Class A ordinary share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Class A ordinary share, the Company will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the Warrant holder. The number of Class A ordinary shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Class A ordinary share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

BLACK SPADE ACQUISITION CO

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Class A ordinary shares and are issued or to be issued pursuant to a Warrant Agreement dated as of July 15, 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Class A ordinary shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A ordinary shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A ordinary shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A ordinary share, the Company shall, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Class A ordinary shares and herewith tenders payment for such Class A ordinary shares to the order of Black Spade Acquisition Co (the “Company”) in the amount of $[        ] in accordance with the terms hereof. The undersigned requests that a certificate for such Class A ordinary shares be registered in the name of [        ], whose address is [        ] and that such Class A ordinary shares be delivered to [        ] whose address is [        ]. If said number of Class A ordinary shares is less than all of the Class A ordinary shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A ordinary shares be registered in the name of [        ], whose address is [        ] and that such Warrant Certificate be delivered to [        ], whose address is [        ].

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to the Warrant Agreement, the number of Class A ordinary shares that this Warrant is exercisable for shall be determined in accordance with the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A ordinary shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, rıepresented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A ordinary shares. If said number of shares is less than all of the Class A ordinary shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A ordinary shares be registered in the name of [        ], whose address is [        ] and that such Warrant Certificate be delivered to [        ], whose address is [        ].

[Signature Page Follows]

Date:                , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED)